Exhibit 99.1

DATE: August 23, 2010

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Chief Executive Officer Succession Plan

Lancaster, Pa. – Eastern Insurance Holdings, Inc. (“EIHI” or the “Company”) (NASDAQ: EIHI) announced today the succession plan for its Chief Executive Officer position. Under EIHI’s succession plan, effective January 1, 2011 current Chief Executive Officer, Bruce M. Eckert (age 66), will become Vice Chairman of the Board of Directors and current President and Chief Operating Officer, Michael L. Boguski (age 47), will assume the role of President and Chief Executive Officer.

Robert M. McAlaine, Chairman of the Board of Directors, stated, “Bruce was the founder of the Eastern Alliance Insurance Group, and hired Michael as his first employee. Together, they have grown the Eastern Alliance Insurance Group into one of the most profitable writers of workers’ compensation insurance in each of its core operating territories. Over their thirteen years of working together, Bruce and Michael have built a leadership team capable of leading EIHI successfully into the future. They created and nurtured a culture of superior agency relationships, client service, and core values of dedication, collaboration and mutual respect among EIHI’s team of employees.”

McAlaine continued, “Today’s announcement ensures continued strong leadership for EIHI. Michael is a proven leader in the industry, ideally suited to succeed Bruce as Chief Executive Officer and to guide EIHI for years to come. Michael has played a key leadership role at EIHI over the years and has been instrumental in driving the Company’s strategic plans, profitable geographic expansion and success during changing economic and insurance cycles.”

Mr. Eckert commented, “This succession plan has been years in development. When we started the company I envisioned and planned for this day. I could not be happier with today’s announcement. Michael has been instrumental in the success of all aspects of EIHI. I am pleased that I was able to lead the Eastern family of companies and that I have helped them achieve this important transition.”

Eckert continued, “I am looking forward to continuing my work with EIHI as Director and Vice Chairman of the Board. I am excited to transition into my new role and am extremely confident in EIHI’s future with Michael and our team of strong leaders at the helm.”

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August 23, 2010	EIHI Announces CEO Succession Plan

Mr. Boguski stated, “I am honored that Bruce and the Board of Directors are entrusting me with the responsibility to lead EIHI as its President and Chief Executive Officer. As I look to the future, I am committed to profitable expansion of our core workers’ compensation business as a key driver of future earnings while maintaining a strong balance sheet and dynamic culture at EIHI. I believe the successful expansion of our workers’ compensation insurance segment in conjunction with the continuation of our stock buyback program will enable EIHI to effectively utilize its excess capital, incrementally increase its return on equity and bring significant value to our shareholders over the next several years.”

EIHI operates through its subsidiaries a domestic casualty insurance group specializing in workers’ compensation, a third-party claims administration company and a specialty reinsurance company. EIHI has service offices in Pennsylvania, North Carolina, Indiana and Tennessee. EIHI’s Web address is www.eihi.com.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer
(717) 735-1660, kshook@eains.com